Exhibit 15

May 4, 2012
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Filing on the March 31, 2012 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated May 4, 2012, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three month periods ended March 31, 2012 and 2011, included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2012, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867) Form S-3 (No. 333-174331), Form S-3 (No. 333-172568) and Form S-3 (No. 333-171339.

Yours very truly,

/s/ Crowe Horwath LLP

Crowe Horwath LLP